Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Indaptus Therapeutics, Inc. (the “Company”), pertaining to the Indaptus Therapeutics, Inc. 2021 Stock Incentive Plan, of our report dated March 16, 2023, relating to our audits of the Company’s consolidated financial statements as of December 31, 2022 and 2021, and for each of the years then ended, included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the U.S. Securities and Exchange Commission.

/s/ Haskell & White LLP
HASKELL & WHITE LLP
Irvine, California
March 24, 2023